Exhibit 99.1

DESIGN WITHIN REACH, INC. REPORTS PRELIMINARY FOURTH QUARTER AND

FULL YEAR FISCAL 2005 RESULTS

SAN FRANCISCO, CA (March 30, 2006) – Design Within Reach, Inc. (NASDAQ: DWRI) today reported preliminary financial results for the fourth quarter and year ended December 31, 2005. The results are preliminary due to continued delays in completing year-end procedures as a result of difficulties encountered related to the Company’s IT system conversion and the increased reporting requirements under section 404 of the Sarbanes-Oxley Act. This is the Company’s first year as an accelerated filer. The Company’s independent public accounting firm has not yet completed its audit.

Net sales for the 13-week fiscal fourth quarter of 2005 were approximately $41.4 million, an increase of approximately 4.3% over the $39.7 million recorded in the 14-week fourth quarter of fiscal 2004. Fiscal year 2004 included 53 weeks, with the extra week included in the Company’s fourth quarter. Net loss for the fourth quarter of 2005 will be in a range of $4.2 million to $4.5 million, or $(0.30) to $(0.32) per diluted share, compared to net earnings of $1.5 million, or $0.10 per diluted share, in the fourth quarter of 2004. Included in the fourth quarter 2005 results are $315,000 of stock-based compensation charges, which included the impact of accelerated option vesting the Company granted several former executives in lieu of cash severance; adjustments related to the Company’s May 2005 IT system conversion; and increased selling, general and administrative expenses, including Sarbanes-Oxley compliance and professional consulting fees and accelerated depreciation of the Company’s IT system.

For the 52-weeks ended December 31, 2005, net sales increased approximately 31.2% to approximately $158.2 million, from $120.6 million in the 53-weeks ended January 1, 2005. Net loss for fiscal year 2005 will be in a range of $2.4 million to $2.7 million, or $(0.18) to $(0.20) per basic and diluted share, compared to net earnings of $3.7 million, or $0.29 per diluted share, in the prior year. Included in the 2005 results are approximately $1.0 million of stock- based compensation charges and approximately $700,000 of charges related to the Company’s IT system conversion.

“In 2005, we experienced both significant growth and growing pains as we opened 23 new studios, ending the year with 56 studios,” said Tara Poseley, CEO and President, Design Within Reach. “We view 2006 as our turnaround year and believe our strategy will enable DWR to move forward with sustainable profitability. By thoroughly analyzing the market potential and synergies among our studio, website and phone channels, we are determining the most effective merchandise and marketing mix to profitably grow market share. We have built a position of design leadership and are confident that our merchandise team will deliver an innovative and compelling product assortment. In the meantime, we continue to improve our operating infrastructure and focus on ensuring a seamless experience for our customers, with a level of service that matches our outstanding products.”

Net sales by distribution channel were as follows:

•	In-person sales (including sales in studios and by Design Within Reach’s direct sales force) were approximately $27.1 million in the fourth quarter of 2005, an approximately 28% increase from the same period last year. For the year, in-person sales increased approximately 57% to approximately $100.4 million from $57.8 million in 2004. The increase was largely due to studio sales as the Company ended fiscal 2005 with 56 studios open versus 33 studios at the end of fiscal 2004. During the quarter, Design Within Reach opened studios in the Potrero Hill area of San Francisco, Sacramento and Manhattan Beach, California, and East Hampton, New York. Following the close of the quarter, the Company opened studios in New York City’s Flatiron District and Milwaukee, Wisconsin, resulting 58 studios in operation.

•	Direct sales (including phone sales and sales through the Design Within Reach website) decreased approximately 13% to approximately $14.3 million in the fourth quarter of 2005 and were basically flat for the year. The Company believes its direct sales channels not only offer a convenient shopping forum for its customers, but also augment studio sales through customer prospecting, exposing the customer to its full product assortment, and as an effective selling and marketing tool in the studios. In 2005, the Company mailed 80% of its catalogs into markets with studio locations, which resulted in driving customers to the studios.

Gross profit margin was approximately 39.4% in the fourth quarter of 2005, compared to 45.2% in the same period last year. For the year, gross profit margin decreased to approximately 42.9% from 46.0% in fiscal 2004. The decrease in quarterly gross margins was due to a combination of factors including inventory write-offs, higher than expected returns and a carryover of promotional activity from the third quarter, that negatively impacted our fourth quarter “10% off” event. The decrease for the year was primarily due to a combination of promotional activities, impact of the Company’s hedging strategy, the rate of the Euro versus the dollar, and higher shipping and handling expenses.

Selling, general and administrative expenses increased to approximately $21.8 million in the fourth quarter of 2005 and to approximately $71.4 million in fiscal 2005, from $14.1 million and $45.5 million, respectively, in the comparable periods last year. The significant year-over-year increase is primarily due to costs associated with opening and operating new studios, higher-than-expected Sarbanes-Oxley compliance and professional consulting fees, and additional personnel hired to support our growth.

The Company’s final fourth quarter and full year 2005 results will be included in its Annual Report on Form 10-K, which the Company expects to file in April. Once filed, the Form 10-K will be available on the Investor Information page of the Company’s website, www.dwr.com, and the SEC’s website at www.sec.gov.

Guidance

The Company is maintaining its 2006 sales guidance of $175 million to $185 million and diluted earnings per share guidance of $0.11-$0.21. With continued IT system issues, Sarbanes-Oxley compliance and margin pressure related to the Euro, the Company expects that earnings will be weighted toward the second half of 2006 and anticipates an earnings loss in the first quarter of 2006.

Conference Call

Design Within Reach, Inc. will host a conference call today, March 30, 2006 at 1:30 p.m. Pacific (4:30 p.m. Eastern). The call, which will be hosted by Tara Poseley, President and Chief Executive Officer, and Ken La Honta, Chief Operating Officer and Chief Financial Officer, will be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.dwr.com. The webcast will also be archived online within one hour of the completion of the conference call and available at www.dwr.com.

About Design Within Reach, Inc.

Design Within Reach, Inc., founded in 1998 and headquartered in San Francisco, is an integrated multi-channel provider of distinctive modern design furnishings and accessories. The Company markets and sells its products to both residential and commercial customers nationwide through the DWR catalog, studios, website and direct sales force, and a single common “in stock and ready to ship” inventory.

“Design Within Reach” is a registered trademark of Design Within Reach, Inc.

This press release includes forward-looking statements, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Design Within Reach’s markets and the demand for its products. Factors that could cause Design Within Reach’s actual results to differ materially from these forward-looking statements including the following: if we are unable to continue to increase our net sales while reducing our promotional discounts, our profitability may be impaired; if we fail to offer merchandise that our customers find attractive, the demand for our products may be limited; we do not have long-term vendor contracts and as a result we may not have continued or exclusive access to products that we sell; our business depends, in part, on factors affecting consumer spending that are not within our control; our business will be harmed if we are unable to implement our growth strategy successfully; the expansion of our studio operations could result in increased expenses with no guarantee of increased earnings; if we do not manage our inventory levels successfully, our operating results will be adversely affected; we depend on domestic and foreign vendors, some of which are our competitors, for timely and effective sourcing of our merchandise; declines in the value of the U.S. dollar relative to foreign currencies could adversely affect our operating results; and we face intense competition and if we are unable to compete effectively, we may not be able to maintain profitability. Please refer to our reports and filings with the Securities and Exchange Commission, including our latest Quarterly Report on Form 10-Q for the third quarter of fiscal year 2005, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Contact:	Ken La Honta Design Within Reach, Inc. klahonta@dwr.com (415) 676-6500

Investor Relations:	Andrew Greenebaum/Christine Lumpkins Integrated Corporate Relations, Inc. agreenebaum@icr-online.com; clumpkins@icr-online.com (310) 395-2215

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